[GOODRICH LOGO]

                                                                    Exhibit 99.1





                                                                    News Release
                                                           [GOODRICH LETTERHEAD]



GOODRICH TO WEBCAST PRESENTATION FROM GOLDMAN SACHS CAPITAL GOODS CONFERENCE

CHARLOTTE, NC, Nov. 5, 2001 - Marshall Larsen, President and Chief Operating Officer of Goodrich Corporation's aerospace business, will address the 2001 Goldman Sachs Global Capital Goods Conference in New York City on Tuesday, November 6. Mr. Larsen is scheduled to speak from 2:20 p.m. - 3:00 p.m. EST.

The presentation will be webcast, with a live audio available on the Goldman Sachs and Goodrich web sites. To listen to the webcast, go to http://www.gs.com/ir/conf or to the Investor Relations section of the Goodrich website at http://www.goodrich.com and click on "webcasts." The replay of the audio broadcast will be available on either site 24 hours after the webcast, until January 6, 2002. To access the webcast or the replay from either site, the required user name and password are:

      Username:  conference/confa
      Password:  capital

Presentation materials will also be available at the Goodrich website, on the Investor Relations page under "presentations."

With 2000 sales of $4.4 billion, Goodrich Corporation (NYSE: GR) is a leading worldwide supplier of aerospace components, systems and services. The company plans to spin off its engineered industrial products business to shareholders in early 2002. Goodrich is ranked by Fortune magazine as one of the "Most Admired" aerospace companies and is included on Forbes magazine's "Platinum List" of America's best big companies. Headquartered in Charlotte, North Carolina, the company employs 23,000 people worldwide. For more information visit http://www.goodrich.com.

Editor's Note: Goodrich has not manufactured or marketed automotive tires since 1986. The BFGoodrich brand of tires is now owned by Michelin.


                                       ###